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                                                                 EXHIBIT 12.4

SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AFFILIATES COMBINED
RATIO OF EARNINGS TO FIXED CHARGES:

                                                                           6 Months   6 Months
                                                                             Ended      Ended
                                                   Year End.   Year End.    June 30,   June 30,
                                                     1998       1999         1999       2000
                                                 ------------------------------------------------
Earnings:
  Pretax income (loss)                             $  (114)     $  (42)      $ (8)      $   68

Fixed Charges:
Interest expense                                    2,031       1,942        961        1,018
  Interest factor of rental expense                    --          --         --           --
                                                 -------------------------------------------------
             Total fixed charges                     2,031       1,942        961        1,018
                                                 -------------------------------------------------
             Total earnings                          1,917       1,900        953        1,086

             Total fixed charges                     2,031       1,943        961        1,018
                                                 -------------------------------------------------
Ratio of earnings to fixed charges                    0.94        0.98       0.99         1.07
                                                 -------------------------------------------------
  Deficiency to cover fixed charges                    114          43          8           --
                                                 -------------------------------------------------